Exhibit 10.5

CULLMAN SAVINGS BANK

AMENDED AND RESTATED

DIRECTORS’ CASH COMPENSATION DEFERRAL PLAN

Amended and Restated Effective as of March 1, 2021

Initially Adopted Effective as of January 1, 2008

Incorporating Amendment Number One Effective as of January 15, 2008

Incorporating Amendment Number Two Effective as of January 1, 2010

Incorporating Amendment Number Three Effective as of August 1, 2019

CULLMAN SAVINGS BANK

AMENDED AND RESTATED

DIRECTORS’ CASH COMPENSATION DEFERRAL PLAN

This Amended and Restated Directors’ Cash Compensation Deferral Plan (the “Plan”) is made and entered into effective as of March 1, 2021 by Cullman Savings Bank, a federally chartered savings bank, headquartered in Cullman, Alabama (the “Bank”).

INTRODUCTION

WHEREAS, the Bank originally adopted the Plan, an unfunded, nonqualified deferred compensation plan for the benefit of members of the Board of Directors of the Bank (the “Board”), effective as of January 1, 2008, as amended; and

WHEREAS, in connection with the conversion of Cullman Savings Bank, M.H.C. from the mutual holding company to the stock holding company form of organization (the “Second-Step Conversion”) and the related offering of shares of common stock (the “Offering”) by Cullman Bancorp, Inc. (the “New Company”), a newly formed Maryland-chartered stock holding company which will serve as the new holding company of the Bank upon completion of the Second-Step Conversion, the Bank desires to amend and restate the Plan, effective as of March 1, 2021, to incorporate the prior amendments to the Plan; and

WHEREAS, the amendment and restatement of the Plan shall not change any payment elections or beneficiary designations that have been made prior to the effective date of this Plan; and

WHEREAS, it is the intention of the Bank that the Plan continue as an unfunded deferred compensation plan and that the Participants continue to have the status of general unsecured creditors of the Bank; and

NOW, THEREFORE, the Plan is hereby adopted as follows:

ii

CULLMAN SAVINGS BANK

AMENDED AND RESTATED

DIRECTORS’ DEFERRED CASH COMPENSATION PLAN

iii

SECTION 1

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following words and phrases shall have the meanings set forth below:

1.1 “Account” means the bookkeeping accounts established and maintained by the Plan Administrator, as adjusted for credits or charges.

1.2 “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Bank and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with the Bank.

1.3 “Annual Cash Compensation” means the cash amount payable to a Director during the Plan Year by the Bank for his services as a Director.

1.4 “Board of Directors” means the Board of Directors of the Bank.

1.5 “Change in Control” means:

(1)

Merger: The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)

Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(5)	Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred in connection with the Second-Step Conversion and Offering.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Director” means a director of the Bank or an Affiliate of the Bank.

1.8 “Disability” means the same as defined in the Bank’s Long Term Disability Policy or, if no policy is in effect, then a condition whereby a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continued period of not less than twelve (12) months, in each case within the meaning of Code Section 409A and the Treasury Regulations thereunder.

1.9 “Effective Date” means March 1, 2021.

1.10 Normal Retirement Age” means age sixty-five (65).

1.11 “Participant” means any Director or former Director who has participated in the Plan, for so long as his or her benefits hereunder have not been entirely distributed from the Plan.

1.12 Plan Administrator” means the Bank, except as otherwise provided in Plan Section 10.1.

1.13 “Plan Year” means the twelve-month period from January 1 to December 31.

1.14 “Stock Units” shall mean shares of Common Stock, with each Stock Unit representing one share of Common Stock.”

1.15 “Trust” means a grantor trust, if any, established by the Bank to hold the assets represented by the Accounts pursuant to the Plan.

1.16 “Unforeseen Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant, in each case within the meaning of Code Section 409A and the Treasury Regulations thereunder.

SECTION 2

ELIGIBILITY

2.1 Date of Participation. Each Director shall become a Participant as of the first day after the Director timely elects to defer any portion of his or her Annual Cash Compensation pursuant to Section 3.

2.2 Cessation of Participation. A Participant who ceases to be a Director will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 3, but shall continue to be subject to all other terms of the Plan so long as any amount remains credited to his Account in the Plan.

SECTION 3

DEFERRAL ELECTIONS

3.1 Elections. A Participant who is a Director for all or any portion of the Plan Year may elect to defer under the Plan a minimum of twenty-five percent (25%) and a maximum of one hundred percent (100%) of his Annual Cash Compensation payable to him for the Plan Year.

3.2 Election Procedure.

(a) Timing of Election. Each Director who first becomes eligible to participate in the Plan after the Effective Date must submit his election to participate for the Plan Year in which he first is elected as a Director to the Plan Administrator within thirty (30) days after the date he is so elected. Each Director who is eligible to participate in the Plan following the Plan Year in which he first becomes eligible to participate in the Plan must submit his election to participate for any such subsequent Plan Year to the Plan Administrator no later than the last day of the immediately preceding Plan Year. In no event may a Director defer any compensation which is earned prior to the submission of a deferral election.

(b) Form of Payment. At such time as a Participant makes his initial deferral election under the Plan, the Participant shall elect the manner in which his Account will be distributed from the Plan as described in Section 9.1 hereof. The Participant’s initial election as to the form of payment will apply to only that year’s deferred compensation and the accumulated earnings thereon. A new election should be filed prior to the beginning of each year, otherwise the previous election will govern deferrals for the then current year. A participant may change his election for any year with respect to the form of payment for his Account if the following conditions are satisfied: (i) the change does not take effect until at least twelve (12) months after the date on which the election change is made; (ii) the first payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made; and (iii) if the payment is to be made at a fixed time or pursuant to a fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled payment. In addition, no subsequent payment election can accelerate either the time or schedule of any payment previously established.

(c) Compensation Subject to Election. Notwithstanding subsections (a) and (b), no deferral elections shall be effective for the portion of a Participant’s Annual Cash Compensation which has been earned on or before the date of the election.

(d) Changes in Elections. Except as provided in Subsection (b) of this Section, a Participant may not suspend, revoke or modify an election at any time during a Plan Year.

SECTION 4

CREDITING CONTRIBUTIONS TO ACCOUNTS

4.1 Matching Contributions. The Bank will credit each Participant’s Cash Account with a “matching” contribution equal to one hundred percent (100%) of the elected deferral amount, up to a maximum of six thousand dollars ($6,000.00) annually. Participant deferrals in excess of six thousand dollars ($6,000.00) are not eligible for matching Bank contributions.

The Bank shall credit to the Participant’s Cash Account amounts deferred under Plan Section 4 and this Section 5 as soon as administratively practicable, but no later than thirty (30) days, after such amounts are withheld from the Participant’s Annual Cash Compensation.

SECTION 5

ADJUSTMENT OF ACCOUNTS FOR EARNINGS AND LOSSES

Each Cash Account shall be adjusted no less frequently than quarterly, as determined by the Plan Administrator, by a rate of interest equal to six percent (6%) or ten (10) times the Bank’s ROA for the most recently completed year, whichever is greater though not to exceed a maximum rate of interest of 10%. The determination of the appropriate rate of interest is in the sole discretion of the Plan Administrator. If a Participant is paid all or a portion of his Cash Account between interest crediting dates, no interest credit will apply for the period from and after the immediately preceding interest crediting date through the date of payment, unless otherwise determined by the Plan Administrator.

SECTION 6

WITHDRAWALS OF ACCOUNTS WHILE A DIRECTOR

(a) Unforeseen Emergency. The Plan Administrator shall pay all or a portion of a Participant’s Account prior to the payment date applicable in Section 8 or 9 if the Participant is a Director and demonstrates that he has an Unforeseen Emergency; provided, however, that payment may not be made to the extent the Unforeseen Emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise or (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Distributions because of Unforeseen Emergency shall be limited to the amount reasonably necessary to satisfy the need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably contemplated to result from the distribution). The Plan Administrator shall have the sole and absolute discretion to determine if an Unforeseen Emergency exists with respect to a Participant.

(b) Payment. Unforeseen Emergency payments shall be made to a Participant only in accordance with such rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any determination of the amount to be distributed on account of an Unforeseen Emergency shall be made by the Plan Administrator. A payment under this Plan Section shall be made in a lump sum in cash if distributed from the Cash Account or in the form of Company stock if distributed from the Stock Units Account to the Participant and shall be charged against the Participant’s Account as of the day coinciding with or immediately preceding the date on which payment is made.

SECTION 7

DEATH BENEFITS

7.1 Death Prior to Commencement of Payment – Not Covered by BOLI. If a Participant dies while a Director and the Participant is not covered by bank owned life insurance (“BOLI”), the Participant’s beneficiary, or in the event no beneficiary is named or survives the Participant, then the estate, shall receive the value of the Participant’s Account valued as of the last day of the month in which the date of death occurred. Payment of this benefit shall be made as specified in Section 8.3 of the Plan. However, if a Participant is covered by BOLI as of the date of death, this Section 8.1 will not apply and instead the death benefit will be determined under Section 8.2 of the Plan.

7.2 Death Prior to Commencement of Payment – Covered by BOLI. Except as provided in Section 8.1, upon the death of a Participant who dies while a Director and while covered by BOLI, the Participant’s beneficiary, or in the event no beneficiary is named or survives the Participant, then the estate, shall receive the full value of the Participant’s Account as though he had served until Normal Retirement Age, elected the maximum deferral annually that would be eligible for Bank matching as outlined in Plan Section 5 and received the maximum allowable “matching contribution” as outlined in Plan Section 5. The Bank may elect to provide this “Death Benefit” through BOLI on the participant’s life. In the event the Bank does procure life insurance on the Participant’s life, the benefit under this section due from the Bank shall be reduced by the amount of proceeds paid directly to the beneficiary or the participant’s estate by the insurance carrier. For purposes of clarity, a payment may be made under Sections 8.1 or 8.2 of the Plan, but not under both sections.

7.3 Payment. Any benefit payable under this Section 8 shall be paid in a lump sum in cash from the Cash Account and in the form of Company stock from the Stock Units Account to the Participant’s named beneficiary or estate within thirty (30) days of the Participant’s death.

7.4 Death When No Longer a Director. Upon the death of a Participant who is no longer a Director, but prior to the complete payment of his Account, the Participant’s named beneficiary, or in the event there is no named beneficiary, then the estate, shall receive the entire unpaid portion of the Participant’s Account in a lump sum within thirty (30) days of the Participant’s death.

SECTION 8

PAYMENT OF BENEFITS AFTER CESSATION OF DIRECTORSHIP

8.1 Payment of Vested Account Upon Retirement. Upon the later of a Participant reaching Normal Retirement Age or ceasing to serve as a Director, the Participant shall receive a distribution of his Account which shall be paid in one of the following forms as timely elected by the Participant in accordance with the terms of this Plan and Code Section 409A: (a) a lump sum cash payment; or (b) substantially equal annual installments over a period of ten (10) years. Such payment will be made or will begin as soon as practicable, but no later than thirty (30) days, after the Participant becomes entitled to payment under this Section.

8.2 Payment Upon Disability or Following a Change in Control. In the event of the Participant’s Disability while the Participant serves as a Director, or the occurrence of a Change in Control (to the extent permitted under Code Section 409A), the Participant’s Account shall be paid in one lump sum in cash from the Cash Account and in the form of Company stock from the Stock Units Account. Such payment shall be made as soon as practicable, but no later than thirty (30) days, following either such event.

8.3 Vesting. A Participant’s Account shall be 100% vested at all times.

SECTION 9

ADMINISTRATION OF THE PLAN

9.1 Operation of the Plan Administrator. The Bank shall be the Plan Administrator, unless it appoints a person, committee or other organization as the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Bank shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Bank. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Bank shall appoint a successor.

9.2 Duties of the Plan Administrator.

(a) The Plan Administrator shall make all payments under the terms of the Plan.

(b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Participant shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Participants, subject to the provisions of the Plan and subject to applicable law.

(c)The statement of specific duties for a Plan Administrator in this Plan Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

9.3 Action by the Bank. Any action to be taken by the Bank shall be taken by resolution or written direction duly adopted by its Board of Directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the Board of Directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of the Bank the authority to take any such actions as may be specified in such resolution or written direction.

SECTION 10

CLAIM REVIEW PROCEDURE

10.1 Notice of Denial. If a Participant is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

10.2 Contents of Notice of Denial. If a Participant is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

10.3 Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(a) request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.4 Application for Review. If a claimant wishes a review of the decision denying his claim to benefits under the Plan, the claimant must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

10.5 Hearing. Upon receiving a written application for review pursuant to Section 11.4, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

10.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

10.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

10.8 Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(a) the specific reasons for the decision;

(b) specific references to the pertinent provisions of the Plan on which the decision is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

SECTION 11

LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY

INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

SECTION 12

LIMITATION OF RIGHTS

Membership in the Plan shall not give any Director any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by the Bank shall not be construed to give any Participant a right to continue as a Director.

SECTION 13

AMENDMENT TO OR TERMINATION OF THE PLAN

13.1. Amendment. The Bank or any successor thereto reserves the right by action of its Board of Directors or its delegate at any time to modify or amend the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants of benefits already accrued under the Plan.

13.2 Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his benefit as if the Participant had terminated service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board of Directors may terminate the Plan by irrevocable action within the 30 days preceding a Change in Control (but not following a Change in

Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c) The Board of Directors may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

SECTION 14

MISCELLANEOUS

14.1 Unfunded Plan. All payments provided under the Plan shall be paid from the general assets of the Bank or its Affiliate(s), as applicable, and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Bank may establish a grantor trust to assist it and its Affiliates in funding their obligations under the Plan, and any payments made to a Participant from such trust shall relieve the Bank and Affiliates, as applicable, from any further obligations under the Plan only to the extent of such payment.

14.2 Withholding. The Bank shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes (if any) required to be withheld pursuant to applicable law.

14.3 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

14.4 Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

14.5 Section 409A of the Code Requirements.

14.5.1 All references to Retirement, termination of service or “ceasing to service as a Director” in the Plan shall require a “Separation from Service” within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank). The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

14.5.2 A Participant’s Account Balance shall be distributed to the Participant in accordance with the terms of the Plan, provided, however that if a Participant is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Code Section 409A and the final regulations issued thereunder) and payment of the Account Balance is triggered due to the Participant’s Separation from Service (other than due to death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments of the Participant’s Account Balance shall be paid in the manner specified in the Plan.

14.6 12 U.S.C. § 1828(k). Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as of March 1, 2021.

CULLMAN SAVINGS BANK

By:	/s/ John A. Riley, III

Title:	Chairman, President and Chief Executive Officer

ATTEST:

/s/ Robin O’Berry

Title:	Corporate Secretary
[CORPORATE SEAL]

Cullman Savings Bank

Directors’ Cash Compensation Deferral Plan

Plan Summary

Data as of the period ending December 31, 2020

Participant	Date of Birth	End of Year Age	Summary of Account Activity								Summary of Benefits
			Account Balance as of 12/31/2019	Director Deferral Amount	Bank Matching Contribution	Total Deferral	Interest Earnings	Benefit Payments	Account Balance as of 12/31/2020	Projected Balance at Retirement	Annual Retirement Benefit	Benefits Paid (Yrs.)	Retire Age

John A Riley III	2/12/1965	55	494,810	21,000	6,000	27,000	50,697	0	572,507	1,121,712	148,368	10	65
Kim Chaney	4/12/1957	63	256,027	1,500	1,500	3,000	25,851	0	284,878	307,893	40,725	10	65
Paul Bussman	12/7/1956	64	226,061	9,000	6,000	15,000	15,606	117,000	139,667	163,456	21,620	10	65
Bill Peinhardt	10/22/1946	74	134,679	0	0	0	7,429	23,951	118,157	181,076	23,951	10	70
Nancy McClellan	3/6/1957	63	492,814	21,000	6,000	27,000	50,498	0	570,312	628,923	83,187	10	65
Gregory Barksdale	12/23/1966	54	15,676	9,000	6,000	15,000	2,243	0	32,919	293,175	293,175	Lump Sum	65
Burks, Chad	12/3/1976	44	0	9,000	6,000	15,000	676	0	15,676	669,505	88,555	10	65
Parson, Robin	3/22/1967	53	0	21,000	6,000	27,000	1,216	0	28,216	669,505	63,814	10	65

			1,620,067	91,500	37,500	129,000	154,216	140,951	1,762,332	4,035,246	611,025

Plan Assumptions
Post-Retirement Interest Rate:	6.00%
2020 Interest Rate:	10.00%